Exhibit 99.1
PRESS RELEASE
Financial Contact:
Kellie S. Pruitt
Chief Financial Officer
Healthcare Trust of America, Inc.
480-998-3478
kelliepruitt@htareit.com
Healthcare Trust of America, Inc. Announces Second Quarter 2011 Results
Scottsdale, Arizona (August 16, 2011) — Healthcare Trust of America, Inc. (“HTA” or the “Company”), a fully integrated, self-administered, and self-managed real estate investment trust focused primarily on medical office buildings (“MOBs”), announced results for the second quarter ended June 30, 2011.
HTA’s financial performance in the second quarter of 2011 reflects the results of the Company’s continued portfolio performance and focus on financial strength and flexibility. Normalized funds from operations, or normalized FFO, increased by 4% from $28.1 million for the first quarter of 2011 to $29.1 million for the second quarter of 2011. Normalized FFO excludes from net income non-routine items and non-cash fair value adjustments for derivative financial instruments. Net income decreased to $1.2 million in the second quarter of 2011 compared to $2.2 million in the first quarter of 2011, primarily due to a $1 million non-cash loss on interest rate swaps. Set forth below is a reconciliation of normalized FFO, a non-GAAP measure, to net income (loss).
Cash provided by operating activities increased by 86% to $35.7 million for the three months ended June 30, 2011 from $19.2 million for the three months ended June 30, 2010 due to $590 million of investment volume in the last twelve months coupled with the performance of HTA’s 91% occupied portfolio. HTA’s normalized FFO for the second quarter of 2011 increased by 44% to $29.1 million from $20.2 million for the second quarter of 2010. Net income increased 390% to $1.2 million in the second quarter of 2011 compared to $245,000 for the second quarter of 2010.
For the six months ended June 30, 2011, HTA’s cash provided by operating activities was $60.8 million, representing a 91% increase over its cash provided by operating activities of $31.8 million for the six months ended June 30, 2010. Normalized FFO increased by 48% for the six months ended June 30, 2011 compared to the six months ended June 30, 2010. Net income (loss) also improved to net income of $3.4 million for the six months ended June 30, 2011 from a net loss of $237,000 for the six months ended June 30, 2010.
HTA’s continued focus on its balance sheet strength and portfolio fundamentals has recently earned the company an investment grade credit rating. As of June 30, 2011, HTA had cash on hand of $154.3 million, a $575 million unused, unsecured credit facility, and a leverage ratio of mortgage and secured loans payable to total assets of 28%. This strong balance sheet position, MOB focus and recent investment grade credit rating provide HTA the new opportunity to access the public debt markets.

Funds from Operations, Modified Funds from Operations and Normalized Funds from Operations
HTA defines FFO, a non-GAAP measure, as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. HTA uses modified funds from operations, or MFFO, which excludes from FFO transition charges and acquisition-related expenses, to further evaluate how its portfolio might perform after its acquisition stage is complete and the sustainability of its distributions in the future.
HTA uses normalized funds from operations, or normalized FFO, which is calculated by deducting from MFFO termination fee revenue and adjusting for gains/losses in the change in fair value of derivative financial instruments. Like MFFO, HTA believes that normalized FFO is a useful supplemental measure for evaluating the potential future performance of the portfolio without regard to non-routine items and non-cash fair value adjustments for derivative financial instruments.
None of FFO, MFFO, or normalized FFO should be considered as an alternative to net income (loss) or to cash flows from operating activities and are not intended to be used as a liquidity measure indicative of cash flow available to fund HTA’s cash needs, including its ability to make distributions. FFO, MFFO and normalized FFO should be reviewed in connection with other GAAP measurements. For more information on FFO and MFFO, please see HTA’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 as filed with the Securities and Exchange Commission.
The following is the reconciliation of FFO, MFFO and normalized FFO to net income (loss) for the three months ended June 30 and March 31, 2011 and June 30, 2010:

	Three Months Ended ,
	June 30,	March 31,	June 30,
	2011	2011	2010
Net income	$1,162,000	$2,190,000	$245,000
Add:
Depreciation and amortization — consolidated properties	26,701,000	26,750,000	18,602,000
Less:
Net (income) loss attributable to noncontrolling interest of limited partners	9,000	(40,000)	(1,000)
Depreciation and amortization related to noncontrolling interests	(63,000)	(64,000)	—

FFO attributable to controlling interest	$27,809,000	$28,836,000	$18,846,000

FFO per share — basic and diluted	$0.12	$0.13	$0.12

Add:
Acquisition-related expenses	361,000	1,062,000	2,602,000
Transition-related charges	—	—	811,000

MFFO attributable to controlling interest	$28,170,000	$29,898,000	$22,259,000

MFFO per share — basic and diluted	$0.12	$0.14	$0.14

Less:
Termination fee revenue	110,000	1,307,000	8,000
Net (loss) gain on change in fair value of derivative instruments	(1,078,000)	504,000	2,095,000

Normalized FFO attributable to controlling interest	$29,138,000	$28,087,000	$20,156,000

Normalized FFO per share — basic and diluted	$0.13	$0.13	$0.13

Weighted average common shares outstanding:
Basic	228,340,776	214,797,450	154,594,418

Diluted	228,800,828	214,996,502	154,815,137

The following is reconciliation of FFO, MFFO and normalized FFO to net income (loss) for the six months ended June 30, 2011 and 2010:

	Six Months Ended June 30,
	2011	2010
Net income (loss)	$3,352,000	$(237,000)
Add:
Depreciation and amortization — consolidated properties	53,451,000	35,913,000
Less:
Net income attributable to noncontrolling interest of limited partners	(31,000)	(65,000)
Depreciation and amortization related to noncontrolling interests	(127,000)	(51,000)

FFO attributable to controlling interest	$56,645,000	$35,560,000

FFO per share — basic and diluted	$0.26	$0.24

Add:
Acquisition-related expenses	1,423,000	5,286,000
Transition-related charges	—	1,006,000

MFFO attributable to controlling interest	$58,068,000	$42,392,000

MFFO per share — basic and diluted	$0.26	$0.28

Less:
Termination fee revenue	1,417,000	8,000
Net (loss) gain on change in fair value of derivative instruments	(574,000)	3,656,000

Normalized FFO attributable to controlling interest	$57,225,000	$38,728,000

Normalized FFO per share — basic and diluted	$0.26	$0.26

Weighted average common shares outstanding:
Basic	221,606,526	149,990,662

Diluted	222,066,578	149,990,662

Net Operating Income
Net operating income, or NOI, is a non-GAAP financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from HTA’s total portfolio of properties (including both its operating properties and those classified as held for sale as of June 30, 2011) before interest expense, general and administrative expenses, depreciation, amortization, certain one-time charges, and interest and dividend income. HTA believes that NOI provides an accurate measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with management of the properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, HTA’s use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.
The following is the reconciliation of NOI to net income (loss) for the three and six months ended June 30, 2011 and 2010:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income (loss)	$1,162,000	$245,000	$3,352,000	$(237,000)
Add:
General and administrative	6,755,000	3,070,000	14,063,000	6,675,000
Acquisition-related expenses	361,000	2,602,000	1,423,000	5,826,000
Depreciation and amortization	26,701,000	18,602,000	53,451,000	35,913,000
Interest expense and net loss on derivative financial instruments	11,397,000	6,754,000	21,239,000	14,194,000
Less:
Interest and dividend income	(26,000)	(34,000)	(144,000)	(50,000)

Net operating income	$46,350,000	$31,239,000	$93,384,000	$62,321,000

Note that all figures are rounded to reflect approximate amounts. For more information on financial results, please see HTA’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 as filed with the Securities and Exchange Commission.
For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a fully integrated, self-administered, self-managed real estate investment trust. Since its formation in 2006, HTA has made 78 geographically diverse acquisitions valued at approximately $2.3 billion based on purchase price, which includes 242 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 11.1 million square feet and includes 218 medical office buildings, ten hospitals, nine skilled nursing and assisted living facilities and five healthcare-related office buildings located in 25 states. With average occupancy of 91%, over half of HTA’s current annualized base rent comes from credit rated tenants. Ninety-four percent of HTA’s portfolio is strategically located on-campus or aligned with recognized healthcare systems.
FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: we may not be able to execute a strategic transaction, including one that provides liquidity to our stockholders, on terms that are favorable to our stockholders or at all; if we are not in compliance with the covenants under our unsecured credit facility we may not be able to access proceeds thereunder; we may not be able to access the public debt markets or access other sources of debt or equity financing, which may limit our growth;;our results may be impacted by, among other things, uncertainties relating to the debt and equity capital markets; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.
This is neither an offer to sell nor an offer to buy any securities.

Healthcare Trust of America, Inc.
SUMMARY CONSOLIDATED BALANCE SHEETS
As of June 30, 2011 and December 31, 2010
(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Real estate investments, net:
Operating properties, net	$1,774,259,000	$1,772,923,000
Properties classified as held for sale, net	24,540,000	24,540,000

Total real estate investments, net	1,798,799,000	1,797,463,000

Total assets	$2,380,328,000	$2,271,795,000

LIABILITIES AND EQUITY
Liabilities:
Mortgage and secured term loans payable, net	$667,540,000	$699,526,000
Outstanding balance on unsecured revolving credit facility	—	7,000,000

Total liabilities	748,160,000	780,682,000
Commitments and contingencies
Redeemable noncontrolling interest of limited partners	3,775,000	3,867,000
Stockholders’ equity:
Total stockholders’ equity	1,628,393,000	1,487,246,000

Total liabilities and equity	$2,380,328,000	$2,271,795,000

Healthcare Trust of America, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Six Months Ended June 30, 2011 and 2010
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Rental income	$65,636,000	$44,873,000	$134,049,000	$87,182,000
Depreciation and amortization	1,648,000	1,649,000	3,297,000	4,288,000

Total revenues	67,284,000	46,522,000	137,346,000	91,470,000

Expenses:
Rental expenses	21,629,000	16,000,000	45,401,000	30,585,000
General and administrative	6,755,000	3,070,000	14,063,000	6,675,000
Acquisition-related expenses	361,000	2,602,000	1,423,000	5,826,000
Depreciation and amortization	26,701,000	18,296,000	53,451,000	35,302,000

Total expenses	55,446,000	39,968,000	114,338,000	78,388,000

Income before other income (expense)	11,838,000	6,554,000	23,008,000	13,082,000
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt premium/discount):
Interest expense related to mortgage loans payable, credit facility, and derivative financial instruments	(10,319,000)	(8,815,000)	(20,665,000)	(17,691,000)
Net (loss) gain on change in fair value of derivative financial instruments	(1,078,000)	2,095,000	(574,000)	3,656,000
Interest and dividend income	26,000	34,000	144,000	50,000

Income (loss) from continuing operations	467,000	(132,000)	1,913,000	(903,000)

Discontinued operations:

Income from discontinued operations	695,000	377,000	1,439,000	666,000

Net income (loss)	1,162,000	245,000	3,352,000	(237,000)

Less: Net (income) loss attributable to noncontrolling interest of limited partners	9,000	(1,000)	(31,000)	(65,000)

Net income (loss) attributable to controlling interest	$1,171,000	$244,000	$3,321,000	$(302,000)

Net income (loss) per share attributable to controlling interest on distributed and undistributed earnings — basic and diluted:
Continuing operations	$0.01	$0.00	$0.01	$0.00

Discontinued operations	$0.00	$0.00	$0.00	$0.00

Net income (loss) per share attributable to controlling interest	$0.01	$0.00	$0.01	$0.00

Weighted average number of shares outstanding -
Basic	228,340,776	154,594,418	221,606,526	149,990,622

Diluted	228,800,828	154,815,137	222,066,578	149,990,622